SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    February 14, 2005

REGENCY CENTERS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-12298	59-3191743
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

121 West Forsyth Street, Suite 200	32202
Jacksonville, Florida
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:       (904)-598-7000

Not Applicable
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

Purchase Agreement for Portfolio Acquisition

        On February 14, 2005, Regency Centers Corporation (“Regency”) and its joint venture partner, Macquarie CountryWide Trust of Australia (“Macquarie”), entered into a definitive agreement (the “Purchase Agreement”) to purchase, through a new joint venture, 101 retail centers totaling approximately 13 million square feet located throughout 17 states and the District of Columbia from a joint venture between the California Public Employees Retirement System (“CalPERS’) and an affiliate of First Washington Realty, Inc. (“First Washington”). The purchase price is approximately $2.74 billion, including the assumption of approximately $900 million of mortgage debt. The transaction, which has been structured as the purchase of the equity interests of CalPERS and First Washington in the three entities that directly or indirectly own the properties, is expected to close in the second quarter, subject to the satisfaction of certain conditions, including obtaining the consent of First Washington’s lenders.

        The buyer is required to make an initial deposit of $712 million on March 25, 2005, which will be funded by Macquarie from an underwritten equity offering in Australia. The Purchase Agreement will terminate if the underwriters exercise their right not to close the equity offering in Australia based on the occurrence of a major act of terrorism, the outbreak or escalation of hostilities in certain countries, or certain changes in laws that would materially and adversely affect the offering.

        The buyer has the right of specific performance. If the buyer breaches it obligation to close, the sellers have the right to liquidated damages of $75 million or $300 million, depending on whether the default occurs before or after the initial deposit date.

        The Purchase Agreement contemplates that First Washington will provide property management and leasing services to the buyer for 2 months after closing for all the properties and for up to 22 additional months for properties located in the Mid-Atlantic and northeastern United States.

Letter of Intent for Buyer Joint Venture

        Regency and Macquarie own 52 properties through two joint ventures in which Regency is a 25% partner. Regency and Macquarie have formed a new joint venture, Macquarie CountryWide-Regency II, LLC (the “Venture”), which will buy the First Washington portfolio. The Venture is owned 65% by Macquarie and 35% by Regency. The Venture intends to maintain a 60% debt-to-equity ratio, and the partners are required to fund their pro rata share of the Venture equity necessary to close the portfolio acquisition. Regency will fund its share of the equity at closing. Regency and Macquarie are required to indemnify each other to the extent that one partner incurs damages by reason the other partner’s failure to make a required capital contribution.

        On February 14, 2005, Regency and Macquarie entered into a letter of intent for amending and restating the operating agreement of the Venture. The letter of intent provides for the Venture to pay fees to Regency for various services, including the following: (1) a due diligence fee of 0.125% of the portfolio purchase price; (2) a debt placement fee of 0.50% of any new financing; (3) an annual asset management fee of 0.20% of the fair market value of the Venture’s assets, payable quarterly, beginning with the seventh full quarter after closing; and (4) an acquisition fee of 1.0% of the portfolio purchase price, subject to the satisfaction during the first three years after closing of certain net operating income targets. Regency also will enter into a 10-year property management agreement with the Venture (renewable at Regency’s election for two additional 5-year terms) to provide property management, leasing and construction supervisory services for the properties when and as First Washington ceases to do so. The property management fee will be 3.0% of effective gross income accrued from the properties during the first two years, increasing 0.25% each year until the property management fee reaches 4.0%, subject to review every three years at the request of either party to confirm that the fee is a market fee.

        The letter of intent with Macquarie also obligates the parties to use best efforts to restructure the Venture to provide that a new real estate investment trust formed as a Macquarie subsidiary (“New REIT”) will invest in the Venture in lieu of the Macquarie subsidiary that currently is Macquarie’s Venture partner. Pursuant to the restructuring, Regency and Macquarie Bank Limited, an affiliate of Macquarie (“Macquarie Bank”), will form a new limited liability company to be owned 50% by Regency and 50% by Macquarie Bank (“Manager”) that will serve as the manager for both the New REIT and the Venture. The Manager will receive an asset management fee of 0.40% of New REIT’s share of the Venture’s assets and also will receive a pro rata share of the performance fee earned by Macquarie with respect to such assets. Regency’s 50% share of the Manager’s asset management fee will replace the pre-restructuring asset management fee referred to above.

        If the Venture is so restructured, Regency and Macquarie will enter into exclusivity arrangements regarding Macquarie’s investments in U.S. grocery-anchored shopping centers and Regency’s management of grocery-anchored shopping centers for Australian listed trusts. If Macquarie buys down Regency’s interest in the Venture from 35% to 25%, New REIT will have the right to participate on a rotational basis with Regency’s other joint venture partners in new acquisition opportunities.

        In addition, on a change of control of Macquarie, Regency will have the right to buy Macquarie’s interest in the Venture at fair market value or cause a liquidation in kind of the Venture. On a change of control of Regency, Macquarie will have the right to cause a liquidation in kind of the Venture. Regency will have the right after the fifth anniversary of the closing to redeem its interest in the Venture in whole or in part, for fair market value, to be paid at the election of New REIT in cash or in common stock of New REIT that, subject to approval by both owners of the Manager, is convertible into publicly traded Macquarie units.

Item 9.01     Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Exhibits

Exhibit	Description

10.1*	Purchase and Sale Agreement by and among the Company, Macquarie CountryWide-Regency II, LLC, Macquarie CountryWide Trust, USRP Texas GP, LLC, U.S. Retail Partners, LLC, Eastern Shopping Centers Holdings, LLC, First Washington Investment I, LLC and California Public Employees’ Retirement System

10.2*	Operating Agreement of Macquarie CountryWide-Regency II, LLC

* To be filed as an exhibit to the applicable periodic report or registration statement pursuant to Regulation S-K 601.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY CENTERS CORPORATION
(registrant)
Date: February 18, 2005	By: /s/ J. Christian Leavitt
J. Christian Leavitt, Senior Vice President,
Finance and Principal Accounting Officer